Exhibit 99.1

Chimera Investment Corporation Sponsors $1.5 Billion Residential Mortgage Loan Securitization

NEW YORK--(BUSINESS WIRE)--May 2, 2016--On April 29, 2016, Chimera Investment Corporation (NYSE:CIM) sponsored CIM 2016-1: a $1.5 billion securitization of seasoned residential mortgage loans. Securities with an aggregate balance of approximately $1.275 billion were sold in a private placement to institutional investors. Chimera retained interests in securities with an aggregate balance of approximately $225 million. Chimera also retained an option to call the outstanding notes at any time beginning in April 2020.

Other Information

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

CONTACT:
Chimera Investment Corporation
Investor Relations, 866-315-9930
www.chimerareit.com